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                                                                   EXHIBIT 23.1

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners

1999 Broadway Associates Limited Partnership

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Proxy Statement and Prospectus of 1999 Broadway Associates Limited Partnership for the registration of 460 Cumulative Preferred Units and to the incorporation by reference therein of our report dated February 28, 1997 with respect to the financial statements of 1999 Broadway Associates Limited Partnership as of December 31, 1996 and for the year then ended, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

IMOWITZ KOENIG & CO., LLP

New York, New York
September 25, 1997

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